EXHIBIT 99.1

Union First Market Bankshares Announces Share Repurchase Authorization

Richmond, Va., February 3, 2014 – Union First Market Bankshares Corporation (the “Company”) today announced that its Board of Directors has authorized a share repurchase program to purchase up to $65 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The authorization permits management to repurchase the Company’s shares from time to time at management’s discretion. The repurchase program is authorized through December 31, 2015.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia and StellarOne Bank, which has 54 branches and more than 60 ATMs throughout Virginia as well as trust and wealth management services. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications